                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement           [   ]  CONFIDENTIAL, FOR USE OF THE
                                                    COMMISSION ONLY (AS PERMITTED BY RULE
                                                    14A-6(E)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           J&L SPECIALTY STEEL, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           J&L SPECIALTY STEEL, INC.
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[   ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
       Item 22(a)(2) of Schedule 14A.

[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:
                                                            ---------------

       (5) Total fee paid:
                           ------------------------------------------------

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
                                  ----------------------------------------
       (2) Form, Schedule or Registration Statement No.:
                                                        ------------------
       (3) Filing Party:
                        --------------------------------------------------
       (4) Date Filed:
                      ----------------------------------------------------

                           J&L SPECIALTY STEEL, INC.

                                 One PPG Place
                                 P.O. Box 3373
                      Pittsburgh, Pennsylvania 15230-3373

                 NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                 JUNE 10, 1997

TO THE SHAREHOLDERS OF J&L SPECIALTY STEEL, INC.:

     The Annual Meeting of Shareholders of J&L Specialty Steel, Inc. will be held at the Pittsburgh Hilton and Towers, 600 Commonwealth Place, Pittsburgh, Pennsylvania 15222 at 10:00 a.m. on Tuesday, June 10, 1997. The following matters will be presented to the shareholders for their consideration and vote:

     1. The election of four directors.

     2. The ratification of the appointment of independent auditors for the year ending December 31, 1997.

     3. Approval of the Amendment and Restatement of the 1993 Stock Incentive Plan.

     4. Other matters that may properly be brought before the shareholders at the Annual Meeting.

     The Board of Directors has fixed March 13, 1997 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                                By order of the Board of
                                                Directors,

                                                  Kirk F. Vincent
                                                  Vice President-Finance and Law
                                                  Secretary

Dated: March 27, 1997

                           J&L SPECIALTY STEEL, INC.

                                 One PPG Place
                                 P.O. Box 3373
                      Pittsburgh, Pennsylvania 15230-3373

                                PROXY STATEMENT

     This proxy statement and the accompanying proxy card are being mailed on or before March 27, 1997 to the shareholders of J&L Specialty Steel, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting and at any adjournments thereof. The Annual Meeting is scheduled to be held on Tuesday, June 10, 1997, at 10:00 a.m. at the Pittsburgh Hilton and Towers, 600 Commonwealth Place, Pittsburgh, Pennsylvania 15222.

     Only holders of Common Stock, $.01 par value, of the Company ("Common Stock") of record as of March 13, 1997 will be entitled to vote at the Annual Meeting or any adjournments thereof. No other class of common or preferred stock has been issued by the Company. At the record date, there were 38,670,000 shares of Common Stock outstanding. Each share is entitled to one vote on all matters to be considered at the Annual Meeting. The presence, in person or by proxy, of a majority of outstanding shares is necessary to constitute a quorum. You may vote for all, some or none of the nominees for the Board of Directors. Only affirmative votes are counted in the election of directors. The four nominees receiving the highest number of votes cast at the Annual Meeting, a quorum being present, will be elected as directors. Under the Company's Articles of Incorporation, the shareholders do not have cumulative voting rights in the election of directors. Under Pennsylvania law, the affirmative vote of a majority of the votes cast at the Annual Meeting, a quorum being present, is necessary for the ratification of the appointment of the independent auditors and the approval of the amended and restated 1993 Stock Incentive Plan. Abstentions and broker non-votes will have no effect on the vote concerning the ratification of the appointment of the independent auditors and the approval of the amended and restated 1993 Stock Incentive Plan.

     In the event that at the date of the Annual Meeting any of the nominees for director should for any reason not be available for election, the proxies hereby solicited by the Board of Directors will be voted for the election of such substituted nominees as shall be designated by the Board of Directors.

     Please complete, sign and return the enclosed proxy card in the postage-paid envelope whether or not you plan to attend the Annual Meeting. When properly executed, the vote for your proxy will be cast in accordance with your instructions. Where a choice is specified on the form of proxy, the shares will be voted in accordance with the choice made therein. If no choice is made, the shares will be voted in accordance with the recommendation of the Board of Directors. Your vote is important and must reach our offices in time to be properly counted. Please send it promptly. Your proxy may be revoked by submission of a written notice to the Company's Secretary at any time before it is voted at the meeting. You also have the power to change your vote in person at the Annual Meeting.

                             ELECTION OF DIRECTORS

     Pursuant to the terms of the Company's Articles of Incorporation, the Board of Directors is divided into three classes. Currently, four directors hold office for a term expiring at the Annual Meeting of Shareholders to be held on June 10, 1997, five directors hold office for a term expiring at the annual meeting of shareholders to be held in 1998 and four directors hold office for a term expiring at the annual meeting of shareholders to be held in 1999. The members of each class hold office until their successors are duly elected and qualified. At each annual meeting of shareholders of the Company, the successors to the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

     Although the Articles of Incorporation permit a maximum number of fifteen directors, the Company is proposing the election of only four directors at this time, resulting in thirteen members on the Board of Directors. The Board of Directors does not anticipate appointing any further new directors to fill the remaining two vacancies during the next year.

     Pursuant to the July 1995 labor agreement between the Company and the United Steelworkers of America, such union may recommend an individual to the Company's Chief Executive Officer for election as a director of the Company. If the Chief Executive Officer finds this person acceptable, the labor agreement provides that the Chief Executive Officer shall recommend such person for nomination. Mr. Sheehan was so nominated and was elected in 1996 and is again nominated for election to the Board of Directors in 1997 for a term expiring at the annual meeting of shareholders in the year 2000.

     The Articles of Incorporation further require that whenever there is a "Significant Shareholder," not less than two directors shall be "Disinterested Directors." Usinor Sacilor, a French corporation, currently owns a majority of the Company's stock and is therefore a Significant Shareholder. The term "Disinterested Director" means any director of the Company who is not (i) directly or indirectly through one or more intermediaries in control of, controlled by or under common control with a Significant Shareholder, or (ii) an officer, director, employee or agent of a Significant Shareholder or its affiliates. Messrs. de Ravel d'Esclapon and Sheehan are the only nominees for director who are considered Disinterested Directors.

     The names of the nominees for director and the directors whose terms will continue after the Annual Meeting, their principal occupations, the periods in which their terms expire and certain other information relating to each is set forth below.

NOMINEES FOR DIRECTOR

     THE BOARD OF DIRECTORS HAS NOMINATED PIERRE F. DE RAVEL D'ESCLAPON, ROBERT HUDRY, MICHEL J. LONGCHAMPT AND JOHN J. SHEEHAN FOR TERMS EXPIRING AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD IN 2000, AND RECOMMENDS A VOTE FOR THEIR ELECTION.

     Pierre F. de Ravel d'Esclapon, age 51, has been a director of the Company or its predecessor since June 1990. Mr. de Ravel d'Esclapon has been a partner in the law firm of LeBoeuf, Lamb, Greene & MacRae since March 1993. Prior thereto, he was a partner in the law firm of Donovan, Leisure, Newton & Irvine.

     Robert Hudry, age 50, has been a director of the Company or its predecessor since June 1990. Mr. Hudry has been Executive Vice President of Usinor Sacilor since April 1995. From 1987 through March 1995, Mr. Hudry was Chief Financial Officer of Usinor Sacilor. Mr. Hudry was also Chairman and Chief Executive

Officer of Unimetal, a subsidiary of Usinor Sacilor which manufactures carbon steel long products, from January 1989 through December 1992.

     Michel J. Longchampt, age 62, has been a director of the Company or its predecessor since June 1990. Since 1976, Mr. Longchampt has been the President of Francosteel Company, a steel distribution company and an affiliate of Usinor Sacilor. Mr. Longchampt is also a director of The France Growth Fund, a closed-end mutual fund.

     John J. Sheehan, age 70, has been a director of the Company since June 1996. Prior to his retirement in 1996, Mr. Sheehan had been Legislative Director and Assistant to the President of the United Steelworkers of America.

CONTINUING DIRECTORS

     TERMS EXPIRING AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD IN 1999

     Philippe Choppin de Janvry, age 57, has been Chairman of the Board of Directors of the Company or its predecessor since June 1990. Mr. Choppin de Janvry has been the Chairman and Chief Executive Officer of Ugine s.a. ("Ugine") and Corporate Vice President, stainless steel operations, of Usinor Sacilor, a French corporation and the principal shareholder of Ugine, since 1987. Ugine was a majority-owned subsidiary of Usinor Sacilor until December of 1995, when Usinor Sacilor purchased the remaining outstanding shares of Ugine and merged Ugine into Usinor Sacilor. Ugine continues to operate as a division of Usinor Sacilor under the name Ugine. Ugine is the second largest stainless steel manufacturer in the world.

     Michael J. Hiemstra, age 50, has been a director of the Company since October 1993. Mr. Hiemstra has been Vice President-Finance & Administration and Chief Financial Officer of Parker Hannifin Corporation, a worldwide producer of motion control components and systems, since 1987.

     Francis Mer, age 57, has been a director of the Company or its predecessor since June 1990. Mr. Mer has been the Chairman and Chief Executive Officer of Usinor Sacilor since 1987. Usinor Sacilor is the third largest steel manufacturer in the world.

     Eugene A. Salvadore, age 48, has been a director of the Company since June 1996. Mr. Salvadore has been President and Chief Operating Officer of the Company since July 1, 1995. From April 1993 through June 1995, Mr. Salvadore served as Vice President-Operations. From June 1992 through April 1993, Mr. Salvadore was General Manager-Operations of the Company. From January 1990 to June 1992, he was Plant Manager of the Company's Detroit Plant.

     TERMS EXPIRING AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD IN 1998

     Jean Didier Dujardin, age 49, has been a director of the Company since 1995. Mr. Dujardin has been Chief Financial Officer of Ugine since December 1993. From 1987 until December 1993 Mr. Dujardin was Chief Financial Officer of Ascometal, a wholly-owned subsidiary of Usinor Sacilor.

     Claude F. Kronk, age 65, has been a director of the Company or its predecessor since its inception in 1986. Mr. Kronk was appointed Vice Chairman and Chief Executive Officer of the Company on August 1, 1995. From 1986 until 1995, he served as President and Chief Executive Officer. Mr. Kronk is also a director of Cold Metal Products, Inc. and of the Triumph Group, Inc.

     Jennings R. Lambeth, age 76, has been a director of the Company or its predecessor since October 1993. Mr. Lambeth, a business consultant, has been the owner and President of JRL Associates since 1985.

     Michel Le Page, age 52, has been a director of the Company since June 1996. Mr. Le Page has been Vice President, Marketing Stainless Flat of Ugine since 1989.

     Gerard Martel, age 56, has been a director of the Company since June 1996. Mr. Martel has been Executive Vice President of Ugine since July 1996. From 1988 through June 1996, Mr. Martel was Chairman and Chief Executive Officer of La Meusienne, a wholly-owned subsidiary of Usinor Sacilor.

                   BOARD OF DIRECTORS AND DIRECTOR COMMITTEES

     The business and affairs of the Company are managed under the direction of the Board of Directors as provided by the By-Laws of the Company and the laws of the Commonwealth of Pennsylvania. Although directors other than the Vice Chairman and Chief Executive Officer and the President and Chief Operating Officer are not involved in the day-to-day operations of the business, the Board of Directors is kept informed by meetings, reports and discussions with senior operating management. The Board of Directors held four meetings in 1996. The Audit Committee met three times, the Compensation Committee met once and the Incentive-Based Compensation Committee met twice. Each director attended at least 75% of the meetings of the Board of Directors and any committee of which he is a member, with the exception of Mr. Mer.

COMMITTEES OF THE BOARD OF DIRECTORS

     AUDIT COMMITTEE. The directors have established an Audit Committee that consists of Messrs. de Ravel d'Esclapon, Hiemstra and Lambeth. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and nonaudit fees and reviews the adequacy of the Company's internal accounting controls.

     COMPENSATION COMMITTEE. The directors have established a Compensation Committee consisting of Messrs. Choppin de Janvry, de Ravel d'Esclapon, Dujardin and Mer which makes recommendations with respect to salaries and bonuses payable to the Company's executive officers.

     INCENTIVE-BASED COMPENSATION COMMITTEE. The directors have established an Incentive-Based Compensation Committee which consists of Messrs. Hiemstra and Lambeth. The Incentive-Based Compensation Committee administers the Company's 1993 Stock Incentive Plan. Both members of this Committee are outside directors and cannot participate in the 1993 Stock Incentive Plan.

COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Company or its affiliates is paid an annual retainer of $7,500 and, in addition, $1,000 plus expenses for each meeting of the Board of Directors such director attends. In addition, such outside directors will be paid $300 ($500 for committee chairpersons), plus expenses, for each committee meeting attended on a date which is not the date of a Board meeting. Under the Company's 1993 Stock Incentive Plan, the Chairman of the Board of Directors of the Company is eligible to receive nonstatutory stock options.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. None of such persons failed to file any required Section 16 reports on a timely basis in 1996. In making this disclosure, the Company has relied solely on the written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table shows the number of shares of Common Stock of the Company reported to the Company as of February 14, 1997 to be beneficially owned by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each nominee for director and each continuing director, (iii) the Vice Chairman and Chief Executive Officer and the four other most highly compensated executive officers and (iv) all of such persons and the other executive officers of the Company as a group:

                                                                                   BENEFICIAL OWNERSHIP
                                                                                    OF COMMON STOCK(1)
                                                                                 -------------------------
                                                                                   NUMBER         PERCENT
                                                                                 OF SHARES        OF CLASS
                                                                                 ----------       --------
PRINCIPAL SHAREHOLDERS
    KeyCorp...................................................................    2,610,473           6.8%
      127 Public Square
      Cleveland, OH 44114-1306
    Scudder, Stevens & Clark, Inc.............................................    3,617,000           9.4%
      Two International Place
      Boston, MA 02110-4103
    Usinor Sacilor (successor by merger to Ugine).............................   20,730,000          53.6%
      Immeuble Pacific
      13, cours Valmy
      TSA 30003
      F-92070 La Defense 7 Cedex France
NOMINEES, DIRECTORS AND NAMED EXECUTIVE OFFICERS
    Philippe Choppin de Janvry................................................       15,000(2)          *
    Pierre F. de Ravel d'Esclapon.............................................        1,000             *
    Jean Didier Dujardin......................................................            0             *
    Michael J. Hiemstra(3)....................................................          500             *
    Robert Hudry..............................................................            0             *
    Claude F. Kronk...........................................................      140,800(4)          *
    Jennings R. Lambeth(3)....................................................        1,500             *
    Michel Le Page............................................................            0             *
    Michel J. Longchampt......................................................            0
    Gerard Martel.............................................................            0             *
    Francis Mer...............................................................            0             *
    Eugene A. Salvadore(3)....................................................       17,000(2)          *
    John J. Sheehan...........................................................            0             *
    Geoffrey S. Gibson........................................................       18,044(2)          *
    Kirk F. Vincent...........................................................       18,000(2)          *
    John A. Wallace...........................................................        8,000(5)          *
    All directors and executive officers as a group (twenty persons) including
    those named above.........................................................      249,676(6)          *

---------

* Less than 1 percent of the outstanding shares.

(1) Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated.

(2) Includes 15,000 shares which may be acquired within 60 days pursuant to options exercisable under the Company's 1993 Stock Incentive Plan.

(3) All such shares are owned jointly by such person and his wife. Of the shares held by Mr. Lambeth, 500 are held jointly with his wife.

(4) Includes 90,000 shares which Mr. Kronk has a right to acquire within 60 days pursuant to options exercisable under the Company's 1993 Stock Incentive Plan.

(5) Includes 7,000 shares which Mr. Wallace has a right to acquire within 60 days pursuant to options exercisable under the Company's 1993 Stock Incentive Plan.

(6) Includes 184,832 shares which may be acquired within 60 days pursuant to options exercisable under the Company's 1993 Stock Incentive Plan.

                             EXECUTIVE COMPENSATION

     The following table sets forth, for calendar years 1994, 1995 and 1996, the cash compensation paid to the Company's Vice Chairman and Chief Executive Officer and to each of the four other most highly compensated executive officers of the Company as of December 31, 1996, as well as certain other compensation information relating to those years.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                           COMPENSATION AWARDS
                                                                           -------------------
                               ANNUAL COMPENSATION                             SECURITIES
                            --------------------------    OTHER ANNUAL         UNDERLYING           ALL OTHER
     PRINCIPAL POSITION     YEAR    SALARY    BONUS(1)   COMPENSATION(2)   OPTIONS/SARS(#)(3)    COMPENSATION(4)
  ------------------------  ----   --------   --------   ---------------   -------------------   ---------------
  Claude F. Kronk           1996   $485,940  $238,888        $11,581                   0             $63,817
    Vice Chairman and       1995    467,256   533,000         10,301              50,000              62,379
    Chief Executive         1994    445,000   475,000          9,842                   0              60,665
    Officer
  Eugene A. Salvadore       1996   $210,000  $107,101        $ 3,334                   0             $12,310
    President and           1995    170,800   102,481          1,794              45,000              11,178
    Chief Operating         1994    128,712    77,228              0                   0               8,656
    Officer
  Kirk F. Vincent           1996   $180,720   $92,168              0                   0             $10,772
    Vice President-         1995    173,760   104,256              0              35,000              10,383
    Finance and Law         1994    165,492    99,296              0                   0               9,436
  Geoffrey S. Gibson        1996   $160,200   $81,702        $ 4,016                   0             $23,221
    Vice President-         1995    154,080    92,448          3,406              35,000              22,578
    Commercial              1994    140,076    84,046          3,198                   0              17,883
  John A. Wallace           1996   $124,140   $63,312              0                   0             $16,697
    Vice President-         1995    111,648    66,989              0              30,000              17,175
    Operations              1994    106,332    63,800              0                   0              16,145

---------

     (1) Represents amounts paid under the Company's Senior Management Incentive Plan. Cash bonuses are paid following the end of each fiscal year, but are included above in compensation for the year in which they were earned.

     (2) Represents payments made for reimbursement of taxes owed on certain noncash benefits.

     (3) Represents the number of shares of the Company's Common Stock for which options were granted under the Company's 1993 Stock Incentive Plan, in some cases in conjunction with alternative stock appreciation rights.

     (4) Consists of, in the case of all officers and all years, contributions made by the Company under its defined contribution plan and, in all cases, supplemental salary received pursuant to the Company's cafeteria plan. For 1996, the amounts paid are as follows:

                                                                  DEFINED
                                                                CONTRIBUTION    CAFETERIA
                                                                    PLAN          PLAN
                                                                ------------    ---------
        Claude F. Kronk......................................     $ 26,400       $37,417
        Eugene A. Salvadore..................................        7,375         4,935
        Kirk F. Vincent......................................        6,525         4,247
        Geoffrey S. Gibson...................................       14,090         9,131
        John A. Wallace......................................        9,621         7,076

     OPTION VALUES. The table below sets forth, as to the persons named in the Summary Compensation Table, information with respect to the number and value of stock options and related alternative stock appreciation rights held as of December 31, 1996.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND 1996 YEAR-END OPTION/SAR VALUES

                                                          NUMBER OF SECURITIES
                        NUMBER OF                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED IN-
                        SECURITIES                            OPTIONS/SARS               THE-MONEY OPTIONS/SARS
                        UNDERLYING                       AT 1996 YEAR-END(#)(1)          AT 1996 YEAR-END($)(2)
                       OPTIONS/SARS       VALUE       ----------------------------    ----------------------------
                       EXERCISED(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                       ------------    -----------    -----------    -------------    -----------    -------------
Claude F. Kronk.....         0             $ 0           90,000               0           $ 0             $ 0
Eugene A.
  Salvadore.........         0               0           15,000          75,000             0               0
Kirk F. Vincent.....         0               0           15,000          65,000             0               0
Geoffrey S.
  Gibson............         0               0           15,000          65,000             0               0
John A. Wallace.....         0               0            7,000          44,000             0               0

---------

(1) All of the stock options are nonstatutory stock options granted under the Company's 1993 Stock Incentive Plan. Alternative stock appreciation rights were granted with certain of the options and are available in either stock or cash at the discretion of the Incentive-Based Compensation Committee.

(2) The value of unexercised in-the-money stock options is the difference between the aggregate fair market value of the shares covered by the stock options and the aggregate exercise price. On December 31, 1996, none of the stock options were in-the-money.

PENSION AND BENEFIT PLANS

     DEFINED BENEFIT PLAN. The Company maintains a tax-qualified defined benefit pension plan. Subject to certain maximum and minimum provisions, the plan provides pension benefits to salaried employees based on the average of each salaried employee's compensation over those 60 consecutive months of the employee's participation in the plan which produced the highest average. The benefit is calculated at the rate of 1.5% of this average compensation for each of the employee's years of service and is reduced by 1.5% of the employee's primary Social Security benefit for each of the employee's years of service (to a maximum of 33 years).

     The plan covers all salaried employees who have completed one year of service and who were employed by the Company on or before December 31, 1986. The benefits under the plan became vested upon an employee's completion of five years of service. The compensation used to calculate benefits received under the plan is the total remuneration paid to the employee, including base salary, incentive awards, certain bonuses, overtime pay and commissions.

     Effective January 1, 1987, the Company adopted a tax-qualified defined contribution pension plan to replace the defined benefit plan for salaried employees. While the defined benefit plan has not been terminated, no additional benefits have accrued after December 31, 1986. Effective January 1, 1993, the defined benefit plan for salaried employees was merged with the defined benefit plan maintained by the Company for hourly employees. Benefit levels for participants in these plans were not affected by the merger of the plans.

     EXECUTIVE BENEFIT PLAN. The Company also maintains an Executive Benefit Plan which provides supplemental retirement benefits (payable no earlier than at age 60) in addition to those payable under the Company's tax-qualified retirement plans for certain executives selected for participation by the Board of Directors. For participants who were in the plan prior to May 1, 1992, the benefit is the greater of: (a) a monthly amount calculated at the rate of 1.5% of the participant's average monthly compensation (including bonus), as defined under the defined benefit retirement plan, except that compensation is measured over 36 as opposed to 60 consecutive months, multiplied by years of service to a maximum of 30, plus 3% of average monthly compensation (including bonus) multiplied by years of service in excess of 30 or (b) a monthly amount calculated at 45% of the participant's average monthly compensation (including bonus), plus 3% of average monthly compensation (including bonus) for each year of service after the later to occur of the participant's sixtieth birthday or the participant's completion of ten years of service. Notwithstanding the foregoing, Mr. Kronk has several additional rights pursuant to his employment agreement, including the right to choose that the compensation for any of calendar years 1992, 1993 or 1994 shall be substituted for the compensation for any two other calendar years. Benefits under the plan vest after completion of five years of participation in the plan and are reduced by (i) the employee's primary Social Security benefit, (ii) the employee's benefits, expressed as a joint and 50% survivor's annuity for married employees and as a single life annuity for single employees, under the Company's other tax-qualified retirement plans and (iii) in certain cases, any such benefits from plans of any prior employers. For participants commencing participation in the plan on and after May 1, 1992, the benefit calculation is the same as described above, except that the monthly benefit is calculated at the rate of 1.5% of the participant's average monthly compensation multiplied by years of the participant's credited service; payments that begin after the participant reaches age 60 but prior to age 65 are subject to a reduction by 1/24th of 1% for each month by which the payment begins prior to age 65 (subject to a 2.5% maximum). As of December 31, 1996, fourteen current and former employees or their surviving spouses participate in the Executive Benefit Plan, including Messrs. Kronk, Salvadore, Vincent, Gibson and Wallace. All named executive officers are considered pre-May 1, 1992 participants with the exception of Mr. Wallace.

     The tables below show the approximate total annual retirement benefits payable to the named executive officers participating in the Executive Benefit Plan before (i) reductions for primary Social Security payments, (ii) payments under the defined benefit plan and the defined contribution plan and (iii) in certain cases, any such benefits from plans of any prior employers. The actual payments made to employees are reduced by primary Social Security benefits and by amounts payable under the defined benefit plan and the defined contribution plan as described above. The first table shows estimated benefits projected for plan participants who participated in the plan prior to May 1, 1992, while the second table shows estimated benefits projected for participants joining the plan on or after May 1, 1992, in each case assuming retirement at age 65.

                   PARTICIPANTS IN PLAN PRIOR TO MAY 1, 1992

       HIGHEST
      THREE-YEAR                                         YEARS OF SERVICE
       AVERAGE           --------------------------------------------------------------------------------
   COMPENSATION(1)          10          15          20          25          30          35          40
                         --------    --------    --------    --------    --------    --------    --------
   $  100,000            $ 45,000    $ 60,000    $ 60,000    $ 60,000    $ 60,000    $ 60,000    $ 75,000
      200,000              90,000     120,000     120,000     120,000     120,000     120,000     150,000
      300,000             135,000     180,000     180,000     180,000     180,000     180,000     225,000
      400,000             180,000     240,000     240,000     240,000     240,000     240,000     300,000
      500,000             225,000     300,000     300,000     300,000     300,000     300,000     375,000
      600,000             270,000     360,000     360,000     360,000     360,000     360,000     450,000
      700,000             315,000     420,000     420,000     420,000     420,000     420,000     525,000
      800,000             360,000     480,000     480,000     480,000     480,000     480,000     600,000
      900,000             405,000     540,000     540,000     540,000     540,000     540,000     675,000
    1,000,000             450,000     600,000     600,000     600,000     600,000     600,000     750,000
    1,100,000             495,000     660,000     660,000     660,000     660,000     660,000     825,000

                  PARTICIPANTS IN PLAN ON OR AFTER MAY 1, 1992

        HIGHEST
      THREE-YEAR                                         YEARS OF SERVICE
        AVERAGE           -------------------------------------------------------------------------------
    COMPENSATION(1)         10          15          20          25          30          35          40
                          -------    --------    --------    --------    --------    --------    --------
      $100,000            $15,000    $ 22,500    $ 30,000    $ 37,500    $ 45,000    $ 52,500    $ 60,000
       200,000             30,000      45,000      60,000      75,000      90,000     105,000     120,000
       300,000             45,000      67,500      90,000     112,500     135,000     157,000     180,000
       400,000             60,000      90,000     120,000     150,000     180,000     210,000     240,000
       500,000             75,000     112,500     150,000     187,500     225,000     262,500     300,000

---------

(1) Highest three-year average compensation is the average compensation ("Salary" and "Bonus" in the Summary Compensation Table) for the highest consecutive years of employment.

     At the end of 1996, Messrs. Gibson, Kronk, Salvadore, Vincent and Wallace had been credited with 30, 39, 18, 17 and 22 years of service, respectively, under the Executive Benefit Plan. Should Messrs. Gibson, Salvadore, Vincent or Wallace retire at age 60, their estimated annual benefits would be $237,077, $280,748, $209,587 and $94,294, respectively, assuming an annual 4% increase in their base salaries until such age and assuming receipt of the maximum possible percentage of annual bonus in the relevant years. Mr. Salvadore's estimated annual benefit, however, is based on the annual increases in his base salary through June 30, 1998, as provided in his employment agreement, and assumes a 4% annual increase in base salary thereafter. Mr. Kronk's current annual eligible retirement benefits are $364,800 after taking into account a $3.3 million advance payment made on December 31, 1992.

EMPLOYMENT AGREEMENTS

     Mr. Kronk is employed pursuant to an employment agreement with the Company dated April 28, 1986, as amended. The employment agreement provides that it is automatically extended for successive one-year terms, but may be terminated by either party without cause upon 60 days notice during such automatic renewal periods. Among other things, the employment agreement provides for Mr. Kronk's participation in the Executive Benefit Plan maintained by the Company. Mr. Kronk's 1996 base salary and annual bonus formula was determined by the Board of Directors at their meeting on December 19, 1995.

     Mr. Salvadore entered an agreement regarding his employment dated September 28, 1995. His employment agreement extends through June 30, 1998 and provides for his employment at specific monthly base salary levels and participation in the Executive Benefit Plan and the Senior Management Incentive Plan not below his current level, which provides for a maximum annual bonus of 60% of his base salary.

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total return on the Company's Common Stock against the cumulative total return of the Standard & Poor's Composite-500 Stock Index and the Media General Financial Services Industry Group 312-Iron and Steel Furnaces, Mills and Foundries (measured in accordance with the rules of the Securities and Exchange Commission) for the period November 30, 1993 to December 31, 1996(1). This graph assumes a $100 investment on December 15, 1993, and assumes a reinvestment of dividends. In accordance with the rules of the Securities and Exchange Commission, this presentation shall not be incorporated by reference into any of the Company's Registration Statements under the Securities Act of 1933.

                                                                    Media
                                                              General Financial
                                                              Services Industry
                                     J&L                       Group 312 - Iron
      Measurement Period          Specialty                   and Steel Furnaces,                  S&P 500
    (Fiscal Year Covered)        Steel, Inc.                  Mills and Foundries                   Index
11/30/93                               --                              100                             100
12/15/93                              100                               --                              --
12/31/93                           116.07                           113.33                          101.21
12/31/94                           143.25                           109.35                          102.55
12/31/95                            139.3                           107.35                          141.09
12/31/96                            86.65                           102.25                          173.48

---------

     (1) Indices are not available on a daily basis; therefore, the graph begins on November 30, 1993 for such indices, although the Company began as a public company on December 15, 1993 (indicated on the Performance Graph). The December 15, 1993 date shown on the graph only relates to the Company's stock, as the other indices are not computed on a daily basis and the Company has no knowledge of what such indices would have been on such date. The Company's performance is based on its December 15, 1993 initial offering price of $14.00 per share compared to its close on December 31, 1996 at $11.375 per share.

                        REPORT ON EXECUTIVE COMPENSATION

     The composition and principal duties of the Compensation Committee and the Incentive-Based Compensation Committee are described earlier in this Proxy Statement. The Incentive-Based Compensation

Committee makes the compensation determinations with regard to stock options, stock appreciation rights and other matters under the 1993 Stock Incentive Plan. The Compensation Committee makes recommendations concerning most other executive compensation decisions, which are then acted upon directly by the Board of Directors. Therefore, this report is submitted over the names of the Compensation Committee and, for purposes of long-term compensation only, the Incentive-Based Compensation Committee.

     The following is the executive officer compensation philosophy and structure and the application of such philosophy regarding the compensation of the Vice Chairman and Chief Executive Officer and the other executive officers during 1996. The 1996 base salary and annual maximum possible bonus compensation of the Vice Chairman and Chief Executive Officer was determined by the Board of Directors in December 1995. In accordance with the rules of the Securities and Exchange Commission, this report shall not be incorporated by reference into any of the Company's Registration Statements under the Securities Act of 1933.

EXECUTIVE COMPENSATION PHILOSOPHY

     The compensation policy of the Company is that a substantial portion of the compensation of each executive officer must be contingent upon the performance of the Company. The annual bonus structure ties a large portion of executive compensation to the annual performance of the Company as reflected by the Company's operating income and return on net operating assets. In addition, the 1993 Stock Incentive Plan, in which all of the executive officers participate, ties executive compensation to the long-term performance of the Company as reflected by the price of the Company's stock.

BASE SALARY

     Base salaries are set at levels sufficient to retain talented and dedicated executive officers. To accomplish this, the Company's general policy is to compare its base salary levels with salaries of competitors and companies in similar industries, as assessed through an informal survey. The group of companies compared in the informal survey is not the same as the industry group compared to the Company on the performance graph on page 12. The Company, in determining base compensation of the executive officers, also considers, on a subjective basis and without regard to any set formula, individual and departmental performance evaluations, inflation and the amount of compensation received in the previous year. The increase in executive base salaries in 1996 from 1995 was primarily based on inflation. Mr. Salvadore's compensation in 1996 was established by his employment agreement entered in 1995. The base salaries of the executive officers are believed to be reasonable when compared to the base salaries of executives employed by the Company's competitors and similar industrial companies.

ANNUAL BONUS

     Annual incentive bonus awards are paid to the executive officers in accordance with the terms of the Senior Management Incentive Plan (the "SMI Plan"). The SMI Plan places executive officer compensation directly "at risk" based on the return on net operating assets of the Company. The maximum amount of each executive officer's potential 1996 incentive bonus under the SMI Plan was 60% of such executive's base salary, except for the Vice Chairman and Chief Executive Officer whose maximum incentive bonus was approximately 114% of his base salary.

     The Compensation Committee recommends to the Board of Directors which executives should participate in the SMI Plan and at what participation level. For 1996, participation level changes in the SMI Plan were determined directly by the Board of Directors upon the recommendation of the Compensation Committee. In determining the participation level of each executive officer, the responsibilities of such officer and the ability of such officer to increase the profitability of the Company are considered on a subjective basis. Different participation levels provide for different bonuses as a percent of base salary. Under the SMI Plan, the participant's exact bonus percentage within the range set by his participation level is based on a mathematical calculation using the Company's operating income and return on net operating assets for that year. One-third of the potential bonus (for participants other than the Vice Chairman and Chief Executive Officer) may be adjusted based on an evaluation of whether subjectively determined annual corporate-wide goals and departmental goals were met. In 1996, the named executive officers as a group earned 61% of the maximum possible annual bonus under the SMI Plan.

LONG-TERM COMPENSATION: 1993 STOCK INCENTIVE PLAN

     Long-term incentive compensation is provided to the executive officers through the Company's 1993 Stock Incentive Plan. Pursuant to such plan, stock options are granted by the Incentive-Based Compensation Committee based upon the Committee's subjective judgment concerning the responsibilities of the individual, the nature and value to the Company of his or her services, his or her present and/or potential contribution to the success of the Company and any other factors as such committee deems relevant. No grants under such plan were made to the named executive officers in 1996. Grants under such plan were made to the named executive officers in 1993 and 1995. All stock options were granted at the fair market price of the Common Stock on the date of grant.

     Stock options provide an effective incentive for the recipients of options to create shareholder value over the long term since the options and stock appreciation rights become more valuable as the price of the stock appreciates over a number of years. The effectiveness of the stock options granted as incentives to increase shareholder value was enhanced by spreading the vesting of such options over a number of years.

COMPENSATION OF THE VICE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     Mr. Kronk's 1996 base salary of $485,940 was determined at the December 1995 Board of Directors meeting based upon the factors discussed above and upon his ability to sustain the profitability of the Company. The Company experienced excellent profitability in the prior year, 1995. The excellent efficiency of the Company in 1995 in terms of return on capital, man-hours per ton, profit per ton and revenues per employee was also considered. Based on an informal survey, consideration was also given to the total compensation of chief executive officers at the Company's competitors and at comparable industrial companies. Mr. Kronk is employed pursuant to an Employment Agreement dated April 28, 1986, as amended, but his base salary and potential incentive compensation are approved annually by the Board of Directors.

     Mr. Kronk's annual bonus was based solely on the return on net operating assets of the Company. The Board of Directors at its December 1995 meeting determined that the maximum annual bonus for 1996 could amount to approximately 114% of Mr. Kronk's base salary. Mr. Kronk's return on asset goals and related bonus percentages incorporate certain provisions of the SMI Plan concerning definitions and the method of calculation of the bonus, but no subjective criteria are used in determining Mr. Kronk's bonus. Mr. Kronk's actual annual bonus amounted to $238,888, 43% of his maximum possible annual bonus in 1996. No stock options or other incentive compensation were awarded to Mr. Kronk in 1996.

     The Compensation Committee continues to study the $1 million compensation deduction cap under Section 162(m) of the Internal Revenue Code. For 1996, Mr. Kronk's compensation did not result in his salary exceeding such $1 million cap; therefore such statutory provision was of limited importance. The Compensation Committee may decide whether to take the necessary steps to conform its compensation to comply should such cap have a substantial impact in future years.

     As to all matters in the report:

     Philippe Choppin de Janvry
     Pierre F. de Ravel d'Esclapon
     Jean Didier Dujardin
     Francis Mer

     As to long-term compensation matters only:

     Michael J. Hiemstra
     Jennings R. Lambeth

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH UGINE AND USINOR SACILOR

     HISTORY OF OWNERSHIP OF COMPANY. In June 1990, the Company was acquired (the "1990 Acquisition") by Ugine, the second largest stainless steel manufacturer in the world. As a result of the initial public offering of Common Stock of the Company in December 1993, Ugine sold certain of its shares in the Company, but retained ownership of 53.6% of the issued and outstanding shares of common stock of the Company. Usinor Sacilor, in turn, owned a majority of the capital stock of Ugine until December 11, 1995 when it purchased all of the remaining shares of Ugine and merged Ugine into Usinor Sacilor. Usinor Sacilor thereby became owner of record of 53.6% of the shares of the Company. Ugine continues to operate under the name Ugine although it is no longer a separately incorporated subsidiary. Usinor Sacilor is the third largest steel producer in the world.

     RESEARCH AND TECHNOLOGY AGREEMENT. The Company entered into a Technology Agreement dated as of October 1, 1993 with Ugine. The Technology Agreement has a ten-year term and will provide the Company with a broad spectrum of patents, know-how and future research and development services concerning the manufacturing and processing of flat rolled stainless steel including, under certain circumstances, any commercially viable thin strip casting technology developed by Ugine. The Company made an initial $5 million cash payment to Ugine for the transfer of rights to existing patents and know-how and for research and development services provided during the first year of the Technology Agreement. Ongoing annual fees to be paid to Ugine for research and development services were $1 million in 1994, $3 million in 1995 and are $5 million in each year thereafter for the term of the Technology Agreement. The Technology Agreement provides for a substantial reduction in these fees, and in certain cases a refund of part of these fees, if Ugine cannot transfer its thin strip casting technology to the Company. Upon the merger of Ugine into Usinor Sacilor in December 1995, Usinor Sacilor assumed the Technology Agreement.

     PURCHASES FROM AND SALES TO AFFILIATED COMPANIES. In the ordinary course of its business, the Company purchases stainless steel from and sells stainless steel to Ugine and certain affiliates of Usinor Sacilor. In 1996, the Company made no material amount of purchases from Usinor Sacilor or its affiliates, including Ugine. In 1996, there were no sales to Ugine but there were $48.5 million of sales to its related parties. Included in such sales, are sales to a principal customer of the Company in which a Usinor Sacilor affiliate owns almost 50% of the voting stock. The Company sold its products to this customer prior to the 1990 Acquisition. The Company believes that the terms of such purchases and sales are no less favorable than the Company could obtain in transactions with unrelated parties purchasing or selling a similar volume of products.

     INSURANCE. The Company currently participates in some of the Usinor Sacilor insurance programs for its United States subsidiaries. The Company is also covered under certain other insurance policies maintained by Usinor Sacilor, notably property insurance and a layer of umbrella (excess) insurance, underwritten on Usinor Sacilor and its affiliates as a group. The Company believes that the total premium it pays for its insurance coverage as described above is no less favorable than that which it could otherwise obtain.

     AFFILIATED DIRECTORS. In addition to directors Claude F. Kronk and Eugene
A. Salvadore, employees of the Company, Philippe Choppin de Janvry, Jean Didier Dujardin, Robert Hudry, Michel Le Page, Michel J. Longchampt, Gerard Martel and Francis Mer are directors of the Company and are also directors or executive officers of Usinor Sacilor or its affiliates, including Ugine. See "Election of Directors".

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Arthur Andersen LLP as independent auditors to audit the financial statements of the Company and its subsidiaries for 1997. Although the appointment of independent auditors is not required to be submitted to a vote of the shareholders, the Board believes that the shareholders should participate in this decision through the ratification process. Unless otherwise directed, proxies will be voted for the ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for 1997. Representatives of Arthur Andersen LLP are expected to be present at the meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so. Arthur Anderson LLP has served as the independent auditors of the Company since 1990.

                        PROPOSAL TO APPROVE THE AMENDED
                     AND RESTATED 1993 STOCK INCENTIVE PLAN

INTRODUCTION

     The Company's 1993 Stock Incentive Plan (the "1993 Plan") was adopted by the Board of Directors of the Company and shareholders of the Company in 1993. The 1993 Plan provides for the issuance of up to 2,000,000 shares of Common Stock pursuant to the exercise of options qualifying as incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended (the "Code") or nonqualified stock options. The 1993 Plan also provides for the issuance of stock appreciation rights.

     In order to more clearly align the interests of the executive officers with the interests of the shareholders of the Company, increased ownership of the Company's stock by these individuals is desired. Therefore, in March 1997, stock ownership goals for executive officers were established by the Board of Directors of the

Company as follows: Chief Executive Officer--three times base salary; Chief Operating Officer/Senior Vice Presidents--two times base salary; and other Vice Presidents--one time base salary. To help meet such guidelines, effective March 4, 1997, the Board of Directors of the Company approved the amendment and restatement of the 1993 Plan (the "Amended 1993 Plan"), subject to approval of the Company's shareholders, to permit the issuance of restricted stock under such plan to employees. The amendment did not increase the total number of shares available for issuance under the Amended 1993 Plan, but it did extend the expiration period in which to make future awards under such plan from October 25, 2003 to March 3, 2007. The amendment and restatement also changes certain restrictions on any future amendments of the Amended 1993 Plan to reflect recent changes in Federal securities laws. To date, 1,065,000 shares remain available for awards or grants under the Amended 1993 Plan. Future awards of restricted stock under the Amended 1993 Plan shall have such restrictions as imposed by the Incentive-Based Compensation Committee and set forth in the related restricted share agreement between the Company and the awardee.

SUMMARY OF AMENDED 1993 PLAN

     The Amended 1993 Plan is summarized below, but the summary is qualified in its entirety by the full text of the Amended 1993 Plan which is set forth as Exhibit A to this Proxy Statement.

     GENERAL. The purposes of the Amended 1993 Plan are to promote the long-term success of the Company by creating a mutuality of interests between the 1993 Plan participants and the shareholders of the Company and to reward such plan participants by providing an opportunity to acquire shares of the Company's Common Stock. The eligible plan participants are the Chairman of the Board of Directors and those employees of the Company or any subsidiary who share responsibility for the management, growth or protection of the business of the Company or any subsidiary. Under both the original and the Amended 1993 Plan, 2,000,000 shares of Common Stock have been reserved for issuance to employees of ISOs, and for issuance to employees and the Chairman of the Board of Directors of the Company of restricted stock and nonstatutory stock options.

     The Amended 1993 Plan provides for alternative stock appreciation rights with respect to both ISOs and nonstatutory stock options. Alternative stock appreciation rights granted in conjunction with a nonstatutory stock option may also be granted at any time during the term of the stock option.

     In the event any outstanding stock option award terminates or expires for any reason without having been exercised in full, the shares of Common Stock not purchased under the stock option are again available for purposes of the Amended 1993 Plan, except that to the extent alternative stock appreciation rights granted in conjunction with a stock option under the Amended 1993 Plan are exercised and the related stock options surrendered, the number of shares available for purposes of the Amended 1993 Plan shall be reduced by the number of shares, if any, of Common Stock issued upon exercise of such alternative stock appreciation rights. If any shares of Common Stock are forfeited to the Company pursuant to the restrictions applicable to the restricted shares awarded under the Amended 1993 Plan, the number of shares so forfeited shall again be available for purposes of the Amended 1993 Plan. The Amended 1993 Plan also contains antidilution provisions which provide, in certain events (e.g, dividends, stock splits), for proportionate adjustments in the number of shares of Common Stock which may be offered under the Amended 1993 Plan.

     ADMINISTRATION AND ELIGIBILITY. The Amended 1993 Plan is administered by the Incentive-Based Compensation Committee of the Board of Directors (see "Board of Directors and Director Committees" above), which determines the individuals to whom options are granted and restricted stock awarded, the terms and conditions of such options and restricted shares. Neither of the current members of the Incentive-Based Compensation Committee are eligible to participate in the Amended 1993 Plan and each is a "disinterested person" under Rule 16(b)-3 of the Securities Exchange Act of 1934. The Incentive-Based Compensation Committee also has full and final authority to grant alternative stock appreciation rights with both ISOs and nonstatutory stock options. Alternative stock appreciation rights generally give the grantee the right to receive, as an alternative to the shares to be received upon exercise of the option, equal in value to 100% of the excess of the fair market value of the Common Stock on the date of exercise of the option over the option price. The maximum number of shares as to which stock options may be granted and as to which shares may be awarded pursuant to restricted share awards to any individual is 15% of the aggregate number of shares which may be granted or awarded under the Amended 1993 Plan.

     In determining the eligibility for participation and the number of shares covered by each grant or award, the Incentive-Based Compensation Committee considers the position and responsibilities of the person being considered, the nature and value of his or her services, his or her present and/or potential contribution to the success of the Company and such other factors as the Incentive-Based Compensation Committee may deem relevant. It is not possible to estimate the number of eligible employees, as such determination is at the discretion of the Incentive-Based Compensation Committee.

     The Incentive-Based Compensation Committee also has the power to interpret the Amended 1993 Plan and to prescribe such rules, regulations and procedures in connection with the operations of the Amended 1993 Plan as it deems necessary and advisable in its administration of the Amended 1993 Plan.

     STOCK OPTIONS. Stock options granted under the Amended 1993 Plan may be either ISOs intended to qualify under Section 422 of the Code or options not intended to so qualify, referred to as "nonstatutory" stock options. The fair market value (determined as of the time of the grant of an ISO) of the Common Stock with respect to which ISOs are exercisable for the first time by a single optionee during any calendar year under the Amended 1993 Plan and any other stock option plan of the Company may not exceed $100,000.

     The option price shall be determined by the Incentive-Based Compensation Committee but shall not be less than 100% of the fair market value of the Common Stock at the time of the grant. The option price may be paid in cash or shares in accordance with regulations adopted by the Incentive-Based Compensation Committee, valued at fair market value on the date of exercise of the stock option. Fair market value for all purposes under the Amended 1993 Plan is the mean between the highest and lowest sales prices per share of the Common Stock as quoted in the NYSE-Composite Transactions listing in The Wall Street Journal for a date.

     Other terms and conditions of the stock options, including exercisability and expiration, will be determined by the Incentive-Based Compensation Committee at the time of grant, but no stock option may be exercised after the expiration of ten years from the date of its grant. The Amended 1993 Plan also contains provisions for the exercise and expiration of stock options upon the death, disability, resignation, removal or termination of employment of an employee or the Chairman.

     The antidilution provisions contained in the Amended 1993 Plan also provide in certain events (e.g., dividends, stock splits) for proportionate adjustments in the number of shares covered by outstanding stock options and in the option price of outstanding stock options.

     No stock option granted under the Amended 1993 Plan is transferable other than by Will or by the laws of descent and distribution, and a stock option may be exercised during an optionee's lifetime only by the optionee. Each grant of a stock option must be confirmed by a stock option agreement between the Company and the optionee which sets forth the terms of the stock option.

     STOCK APPRECIATION RIGHTS. Alternative stock appreciation rights ("SARs") may be granted together with all or part of any stock option granted under the Amended 1993 Plan. An SAR granted in tandem with an ISO may only be granted at the time the ISO is granted, but an SAR may be granted at any time during the term of a nonstatutory stock option. An SAR granted with a stock option shall only be exercisable to the extent the stock option is exercisable and will be canceled when the stock option is canceled.

     SARs will be subject to such terms and conditions as the Incentive-Based Compensation Committee imposes. An SAR will entitle the holder upon exercise to receive Common Stock from the Company having an aggregate value equal to the excess of the fair market value, at the time of exercise of the SAR, of one share of Common Stock over the exercise price per share specified in the grant of the SAR, multiplied by the number of shares of Common Stock covered by such SAR. The committee has the authority to pay an SAR in cash, or part in cash and part in shares.

     RESTRICTED SHARES. Restricted share awards are subject to such restrictions (including restrictions on the right of the awardee to sell, assign, transfer or encumber the shares awarded while such shares are subject to restrictions) as the Incentive-Based Compensation Committee may impose thereon and are subject to forfeiture to the extent events (which may, in the discretion of such committee, include termination of employment and/or failure to achieve any performance-based goals or events) specified by such committee occur or do not occur prior to the time the restrictions lapse.

     Each restricted share award must be confirmed by a restricted share agreement between the Company and the awardee, which sets forth the number of restricted shares awarded, the restrictions imposed thereon, the duration of such restrictions, the events which would cause a forfeiture of the restricted shares and such other terms and conditions as the Incentive-Based Compensation Committee in its discretion deems appropriate.

     Following a restricted share award and prior to the lapse of the applicable restrictions, share certificates representing the restricted shares are held by the Company in escrow. From the date a restricted share award is effective, however, the awardee is a shareholder with respect to all the shares represented by the share certificates for the restricted shares and has all the rights of a shareholder with respect to the restricted shares, including the right to vote the restricted shares and to receive all dividends and other distributions paid with respect to the restricted shares, subject only to any restrictions imposed by the Incentive-Based Compensation Committee.

     ADDITIONAL RIGHTS IN CERTAIN EVENTS. The Amended 1993 Plan provides additional rights to grantees upon the occurrence of certain events which could involve a change in control of the Company by means of a tender offer, proxy challenge, merger, consolidation, share exchange, sale of assets or otherwise. Upon the occurrence of such specified events which could involve a change in control of the Company, the Amended 1993 Plan provides for, except in certain circumstances, (i) the acceleration of the exercise date of stock options so that they become immediately and fully exercisable, (ii) the extension of the expiration date of stock options in certain cases upon the termination of employment of a grantee within one year after any such event occurs, and (iii) all restrictions with respect to restricted share awards shall lapse.

     AMENDMENT. The Board of Directors may alter or amend the Amended 1993 Plan at any time, except that, without approval of the shareholders of the Company, no alteration or amendment may (i) increase the total number of shares which may be issued under the Amended 1993 Plan, (ii) increase the maximum number of shares subject to a stock option or restricted share award that may be granted to any one grantee under the Amended 1993 Plan, or (iii) make any changes in the class of employees eligible to be granted incentive stock options or restricted share awards under the Amended 1993 Plan. In addition, no alteration or amendment of the Amended 1993 Plan may, without the written consent of the holder of a stock option, SAR or restricted share previously granted or awarded under the Amended 1993 Plan, adversely affect the rights of such holder with respect thereto.

     TERMINATION OF AMENDED 1993 PLAN. The Board of Directors may terminate the Amended 1993 Plan at any time, but termination of the Amended 1993 Plan would not terminate any outstanding stock options granted under the Amended 1993 Plan or cause a revocation or forfeiture of any restricted share award under the Amended 1993 Plan. The Amended 1993 Plan will continue in effect until such termination by the Board of Directors; no stock option or SAR may be granted under the Amended 1993 Plan, however, subsequent to March 3, 2007.

     MISCELLANEOUS. If any grantee who has been granted stock options under the Amended 1993 Plan engages in operation or management of a business, whether as owner, partner, officer, director, employee or otherwise and whether during or after termination of employment, which is in competition with the Company or any of its subsidiaries, the Incentive-Based Compensation Committee may in its discretion immediately terminate all stock options held by such person.

     FEDERAL INCOME TAX TREATMENT OF OPTIONS AND SARS. Generally, taxable income is not recognized by the ISO optionee and a deduction is not allowed to the Company either at the time of grant or at the time of exercise of an ISO except that the excess of the fair market value at the time of exercise of Common Stock acquired on exercise of ISOs over the option price may be subject to the alternative minimum tax. If Common Stock acquired on exercise of ISOs is held for at least two years after the date of grant and for one year after acquisition of the Common Stock by the optionee upon exercise, then any gain or loss on subsequent disposition of the Common Stock will be treated for federal income tax purposes as long-term capital gain or loss. Generally, if the foregoing holding period requirements are not met, gain recognized on disposition of the Common Stock acquired upon exercise of an ISO is taxable as ordinary compensation income to the optionee to the extent of the excess, if any, of the fair market value of the Common Stock acquired on the exercise date over the option price, and the Company will become entitled to a deduction in the same amount. Any further gain to the optionee will be taxed as short-term or long-term capital gain, depending on the holding period.

     A nonstatutory stock option granted under the Amended 1993 Plan will not result in any taxable income to the optionee or deduction to the Company at the time it is granted. Unlike an ISO, the holder of a nonstatutory stock option will be deemed to have received compensation, taxable as ordinary income, at the time of exercise of the option in an amount equal to the difference between the fair market value of the Common Stock at the time of exercise and the option price; the Company will at the same time become entitled to a tax deduction of a like amount. If the Common Stock acquired is later sold or exchanged, the difference between the sale price and the fair market value of the stock on the date of exercise of the option is taxable as long-term or short-term capital gain or loss, depending on the sale price and the holding period. Under proposed regulations, special rules apply in determining the compensation income recognized upon such a disposition if the option price of the ISO is paid in shares of Common Stock.

     An optionee does not recognize any taxable income for Federal income tax purposes upon receipt of SARs. Upon the exercise of SARs, the fair market value of the shares received, and any cash received in lieu of shares, generally are treated as compensation received in the year of exercise.

     FEDERAL INCOME TAX TREATMENT OF RESTRICTED STOCK AWARDS. If an individual receiving a restricted stock award under the Amended 1993 Plan timely files with the Internal Revenue Service a written election pursuant to Section 83(b) of the Code with respect to the shares that are the subject of the award, assuming no payment for the shares is required by the terms of the award, he or she will recognize ordinary income at the time the award is made in an amount equal to the then fair market value of the shares (determined without regard to any restriction other than a restriction which by its terms will never lapse). In the absence of such election, the recipient of the award will recognize ordinary income upon the lapse of the restrictions on transfer and the vesting of the shares in an amount equal to the then fair market value of the shares as to which the restrictions have lapsed. The Company generally will be entitled to a deduction for compensation paid, in the same amount and at the same time as such amount is treated as compensation to the recipient.

     OTHER TAX MATTERS. The acceleration of the exercise date of a stock option or the exercise of a stock option or SAR or the lapse of restrictions on restricted shares following the occurrence of certain specified events noted above, which could involve a change in control in certain circumstances may result in (i) a 20% Federal excise tax (in addition to Federal income tax) to the optionee and (ii) the loss of a compensation deduction explained above which would otherwise be allowable to the Company.

STOCKHOLDER VOTE REQUIRED; BOARD RECOMMENDATION

     The affirmative vote of a majority of the shares present and voting at the Annual Meeting is required to approve the Amended 1993 Plan. The Board of Directors recommends a vote for approval of the amended 1993 Plan.

                                 OTHER MATTERS

     The Company knows of no other matters to be presented for action at the Annual Meeting. However, if any other matters should properly come before the meeting, it is intended that votes will be cast pursuant to the proxy in accordance with the best judgment of the persons acting as proxies.

     The Company will pay the expense in connection with the printing, assembling and mailing of the notice of meeting, this proxy statement and the accompanying form of proxy to the holders of Common Stock of the Company. In addition to the use of the mails, proxies may be solicited by directors, officers or employees of the Company personally or by telephone, telex or facsimile. The Company may request persons holding stock in their names, or in the names of their nominees, to send proxy material to and obtain proxies from their principals, and will reimburse such persons for their reasonable expenses in so doing.

                                 ANNUAL REPORT

     Consolidated financial statements of the Company are included in its Annual Report to Shareholders for fiscal year 1996, which is being mailed with this Proxy Statement. Financial statements are also on file with the Securities and Exchange Commission, Washington, D.C. and the New York Stock Exchange.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the annual meeting of shareholders to be held in May or June of 1998 must be received by the Secretary of the Company at the address of its executive offices no later than November 27, 1997 for inclusion in the proxy statement for that meeting. Any such proposal must comply with Rule 14a-8 and Regulation 14A of the rules of the Securities and Exchange Commission.

     The By-Laws of the Company provide that notice of any shareholder nominations for election of directors must be received by the Secretary of the Company at least 120 days prior to the anniversary date of the immediately preceding annual meeting or, with respect to a special meeting of shareholders, prior to the tenth day following the date notice of such meeting is first given to the shareholders. All shareholder nominations for election of directors to be elected at the 1998 annual meeting must therefore be submitted to the Secretary of the Company at the address of its executive offices prior to February 11, 1998, together with certain information regarding the nominee and certain information regarding the nominating shareholder. Any shareholder may obtain a copy of the applicable By-Laws from the Secretary of the Company upon written request.

                                        By order of the Board of Directors,

                                        Kirk F. Vincent
                                        Vice President-Finance and Law
                                        Secretary

March 27, 1997

                                                                       Exhibit A

                           J&L SPECIALTY STEEL, INC.
                           1993 STOCK INCENTIVE PLAN
                 (AMENDED AND RESTATED EFFECTIVE JUNE 10, 1997)

     The purposes of the 1993 Stock Incentive Plan (the "Plan") are to promote the long-term success of J&L Specialty Steel, Inc. (the "Corporation") and its Subsidiaries by creating long-term mutuality of interests between Plan participants and stockholders of the Corporation, and to reward such persons by providing an opportunity to acquire shares of the Common Stock, par value $.01 per share, of the Corporation (the "Common Stock").

                                   SECTION 1

                                 ADMINISTRATION

     The Plan shall be administered by a Committee (the "Committee") appointed by the Board of Directors of the Corporation (the "Board") and consisting of not less than two members of the Board, each of whom at the time of appointment to the Committee and at all times during service as a member of the Committee shall be a "disinterested person" as then defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), or any successor Rule.

     The Committee shall interpret the Plan and prescribe such rules, regulations and procedures in connection with the operations of the Plan as it shall deem to be necessary and advisable for the administration of the Plan consistent with purposes of the Plan.

     The Committee shall keep records of action taken. A majority of the Committee shall constitute a quorum at any meeting, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all the members of the Committee, shall be the acts of the Committee.

                                   SECTION 2

                                  ELIGIBILITY

     Those employees of the Corporation or any Subsidiary (including, but not limited to, covered employees as defined in Section 162(m)(3) of the Internal Revenue Code of 1986 (the "Code"), or any successor provision) who share responsibility the management, growth or protection of the business of the Corporation or any Subsidiary (the "Employees") shall be eligible to be granted incentive stock options, nonstatutory stock options(with or without alternative stock appreciation rights) and to receive restricted share awards as described herein. The Chairman of the Board of Directors of the Corporation (the "Chairman") shall be eligible to be granted nonstatutory stock options(with or without alternative stock appreciation rights) and to receive restricted share awards as described herein. The Employees and the Chairman hereinafter are collectively referred to as "Eligible Persons". For the purposes of the Plan, the term "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Corporation, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing at least fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

     Subject to the provisions of the Plan, the Committee shall have full and final authority, in its discretion, to grant stock options (with or without alternative stock appreciation rights) and to award restricted shares as described herein and to determine the Eligible Persons to whom any such grant or award shall be made and the number of shares to be covered thereby. In determining the eligibility of any Eligible Person, as well as in determining the number of shares covered by each grant of a stock option or award of restricted shares and whether alternative stock appreciation rights shall be granted in conjunction with a stock option, the Committee shall consider the position and the responsibilities of the Eligible Person being considered, the nature and value to the Corporation or a Subsidiary of his or her services, his or her present and/or potential contribution to the success of the Corporation or a Subsidiary and such other factors as the Committee may deem relevant.

                                   SECTION 3

                        SHARES AVAILABLE UNDER THE PLAN

     The aggregate number of shares of the Common Stock which may be issued and as to which grants of stock options or awards of restricted stock may be made under the Plan is 2,000,000 shares, subject to adjustment and substitution as set forth in Section 7. If any stock option granted under the Plan is canceled by mutual consent or terminates or expires for any reason without having been exercised in full, the number of shares subject thereto shall again be available for purposes of the Plan, except that to the extent that alternative stock appreciation rights granted in conjunction with a stock option under the Plan are exercised and the related stock option surrendered the number of shares available for purposes of the Plan shall be reduced by the number of shares, if any, of Common Stock issued upon exercise of such alternative stock appreciation rights. If any shares of Common Stock are forfeited to the Corporation pursuant to the restrictions applicable to restricted shares awarded under the Plan, the number of shares so forfeited shall again be available for purposes of the Plan. The shares which may be issued under the Plan may be either authorized but unissued shares or treasury shares or partly each.

                                   SECTION 4

                  GRANT OF STOCK OPTIONS AND ALTERNATIVE STOCK
              APPRECIATION RIGHTS AND AWARDS OF RESTRICTED SHARES

     The Committee shall have authority, in its discretion, (a) to grant "incentive stock options" pursuant to Section 422 of the Code, (b) to grant "nonstatutory stock options" (i.e., stock options which do not qualify under Sections 422 or 423 of the Code) or to grant both types of stock options (but not in tandem) and (c) to award restricted shares. The Committee also shall have the authority, in its discretion, to grant alternative stock appreciation rights in conjunction with incentive stock options or nonstatutory stock options with the effect provided in Section 5(D). Alternative stock appreciation rights granted in conjunction with an incentive stock option may only be granted at the time the incentive stock option is granted. Alternative stock appreciation rights granted in conjunction with a nonstatutory stock option may be granted either at the time the stock option is granted or at any time thereafter during the term of the stock option.

     During the duration of the Plan, the maximum aggregate number of shares as to which stock options may be granted and as to which restricted shares may be awarded under the Plan to any Eligible Person is fifteen percent (15%) of the aggregate number of shares which may be issued under the Plan, subject to adjustment and substitution as set forth in Section 7. For the purposes of this limitation, any adjustment or substitution made pursuant to
Section 7 with respect to the maximum number of shares set forth in the preceding sentence shall also be made with respect to shares already issued under the Plan through awards of restricted shares, or upon the exercise of stock options, shares subject to previously outstanding stock options which have been canceled or have terminated or expired without the exercise of such stock options (or any related alternative stock appreciation rights), and shares which would have been issued under the Plan on the exercise of stock options but for the previous exercise of related alternative stock appreciation rights in lieu of the exercise of such stock options.

     Notwithstanding any other provision contained in the Plan or in any agreement referred to in Section 5(H), or an amendment thereto, but subject to the possible exercise of the Committee's discretion contemplated in the last sentence of this Section 4, the aggregate fair market value, determined as provided in Section 5(I) on the date of grant, of the shares with respect to which incentive stock options are exercisable for the first time by an Employee during any calendar year under all plans of the corporation employing such Employee, any parent or subsidiary corporation of such corporation and any predecessor corporation of any such corporation shall not exceed $100,000. If the date on which one or more of such incentive stock options could first be exercised would be accelerated pursuant to any provision of the Plan or any stock option agreement, and the acceleration of such exercise date would result in a violation of the limitation set forth in the preceding sentence, then, notwithstanding any such provision, but subject to the provisions of the next succeeding sentence, the exercise dates of such incentive stock options shall be accelerated only to the date or dates, if any, that do not result in a violation of such limitation and, in such event, the exercise dates of the incentive stock options with the lowest option prices shall be accelerated to the earliest such dates. The Committee may, in its discretion, authorize the acceleration of the exercise date of one or more incentive stock options even if such acceleration would violate the $100,000 limitation set forth in the first sentence of this paragraph and even if such incentive stock options are thereby converted in whole or in part to nonstatutory stock options.

                                   SECTION 5

                   TERMS AND CONDITIONS OF STOCK OPTIONS AND
                     ALTERNATIVE STOCK APPRECIATION RIGHTS

     Stock options and alternative stock appreciation rights granted under the Plan shall be subject to the following terms and conditions:

          (A) The purchase price at which each stock option may be exercised (the "option price") shall be one hundred percent (100%) of the fair market value per share of the Common Stock covered by the stock option on the date of grant, except that in the case of an incentive stock option granted to an Employee who, immediately prior to such grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or any Subsidiary (a "Ten Percent Employee"), the option price shall be one hundred ten percent (110%) of such fair market value on the date of grant. For purposes of this Section 5(A), the fair market value of the Common Stock shall be determined as provided in Section 5(I). For purposes of this Section 5(A), an individual
     (i) shall be considered as owning not only shares of stock owned individually but also all shares of stock that are at the time owned, directly or indirectly, by or for the spouse, ancestors, lineal descendants and brothers and sisters (whether by the whole or half blood) of such individual and (ii) shall be considered as owning proportionately any shares owned, directly or indirectly, by or for any corporation, partnership, estate or trust in which such individual is a stockholder, partner or beneficiary.

          (B) The option price for each stock option shall be payable in cash in United States dollars (including check, bank draft or money order); provided, however, that in lieu of cash the person exercising the stock option may (if authorized by the Committee at the time of grant in the case of an incentive stock option, or at any time in the case of a nonstatutory stock option) pay the option price in whole or in part by delivering to the Corporation shares of the Common Stock having a fair market value on the date of exercise of the stock option, determined as provided in Section 5(I), equal to the option price for the shares being purchased, except that
     (i) any portion of the option price representing a fraction of a share shall in any event be paid in cash and (ii) no shares of the Common Stock which have been held for less than six months may be delivered in payment of the option price of a stock option. If authorized by the Committee, in its discretion, the person exercising a stock option and paying the option price in whole or in part with shares may, in lieu of delivering certificates, certify ownership of shares. Delivery of shares, if authorized, may also be accomplished through the effective transfer to the Corporation of shares held by a broker or other agent. The Corporation will also cooperate with any person exercising a stock option who participates in a cashless exercise program of a broker or other agent under which all or part of the shares received upon exercise of the stock option are sold through the broker or other agent or under which the broker or other agent makes a loan to such person. Notwithstanding the foregoing, unless the Committee, in its discretion, shall otherwise determine at the time of grant in the case of an incentive stock option, or at any time in the case of a nonstatutory stock option, the exercise of the stock option shall not be deemed to occur and no shares of Common Stock will be issued by the Corporation upon exercise of a stock option until the Corporation has received payment of the option price in full. The date of exercise of a stock option shall be determined under procedures established by the Committee, and as of the date of exercise the person exercising the stock option shall be considered for all purposes to be the owner of the shares with respect to which the stock option has been exercised. Payment of the option price with shares shall not increase the number of shares of the Common Stock which may be issued under the Plan as provided in Section 3.

          (C) Each stock option shall be exercisable at such time or times as the Committee, in its discretion, shall determine, except that no stock option shall be exercisable after the expiration of ten years (five years in the case of an incentive stock option granted to a Ten Percent Employee) from the date of grant. A stock option to the extent exercisable at any time may be exercised in whole or in part.

          (D) Alternative stock appreciation rights granted in conjunction with a stock option shall entitle the person exercising the alternative stock appreciation rights to surrender the related stock option, or any portion thereof, and to receive from the Corporation in exchange therefor that number of shares of the Common Stock having an aggregate fair market value on the date of exercise of the alternative stock appreciation rights equal to the excess of the fair market value of one share of the Common Stock on such date of exercise over the option price per share times the number of shares covered by the related stock option, or portion thereof, which is surrendered. Alternative stock appreciation rights shall be exercisable to the extent that the related stock option is exercisable and only by the same person who is entitled to exercise the related stock option; provided, however, that alternative stock appreciation rights granted in conjunction with an incentive stock option shall not be exercisable unless the then fair market value of the Common Stock exceeds the option price of the shares subject to the incentive stock option. Cash shall be paid in lieu of any fractional shares. The Committee shall have the authority, in its discretion, to determine that the obligation of the Corporation shall be paid in cash or part in cash and part in shares, except that the Corporation shall not pay to any person who is subject to the provisions of Section 16(b) of the 1934 Act at the time of exercise of alternative stock appreciation rights any portion of the obligation of the Corporation in cash (except cash in lieu of a fractional share) unless and until six months have elapsed from the date of grant of the alternative stock appreciation rights. The date of exercise of alternative stock appreciation rights shall be determined under procedures established by the Committee, and payment under this Section 5(D) shall be made by the Corporation as soon as practicable after the date of exercise. To the extent that a stock option as to which alternative stock appreciation rights have been granted is exercised, canceled, terminates or expires, the alternative stock appreciation rights shall be canceled. For the purposes of this Section 5(D), the fair market value of the Common Stock shall be determined as provided in Section 5(I).

          (E) Unless otherwise determined, in its discretion, by the Committee,
     (i) no stock option shall be transferable by the grantee otherwise than by Will, or if the grantee dies intestate, by the laws of descent and distribution of the state of domicile of the grantee at the time of death and (ii) all stock options shall be exercisable during the lifetime of the grantee only by the grantee.

          (F) Subject to the provisions of Section 4 in the case of incentive stock options, unless the Committee, in its discretion, shall otherwise determine:

             (i) If a grantee ceases to be the Chairman for any reason other than resignation, removal for cause or death, any then outstanding nonstatutory stock option held by such grantee shall be exercisable by the grantee (but only to the extent exercisable by the grantee immediately prior to ceasing to be the Chairman) at any time prior to the expiration date of such nonstatutory stock option or within one year after the date the grantee ceases to be the Chairman, whichever is the shorter period;

             (ii) If during his or her term of office as the Chairman a grantee resigns from the Board or is removed from office for cause, any then outstanding nonstatutory stock option held by the grantee which is not exercisable by the grantee immediately prior to resignation or removal shall terminate as of the date of resignation or removal, and any then outstanding nonstatutory stock option held by the grantee which is exercisable by the grantee immediately prior to resignation or removal shall be exercisable by the grantee at any time prior to the expiration date of such stock option or within ninety (90) days after the date of resignation or removal, whichever is the shorter period;

             (iii) If the employment of a grantee who is not disabled within the meaning of Section 422(c)(6) of the Code (a "Disabled Grantee") is voluntarily terminated with the consent of the Corporation or a Subsidiary or a grantee retires under any retirement plan of the Corporation or a Subsidiary, any then outstanding incentive stock option held by such grantee shall be exercisable by the grantee (but only to the extent exercisable by the grantee immediately prior to the termination of employment) at any time prior to the expiration date of such incentive stock option or within three months after the date of termination of employment, whichever is the shorter period;

             (iv) If the employment of a grantee who is not a Disabled Grantee is voluntarily terminated with the consent of the Corporation or a Subsidiary or a grantee retires under any retirement plan of the Corporation or a Subsidiary, any then outstanding nonstatutory stock option held by such grantee shall be exercisable by the grantee (but only to the extent exercisable by the grantee immediately prior to the termination of employment) at any time prior to the expiration date of such nonstatutory stock option or within one year after the date of termination of employment, whichever is the shorter period;

             (v) If the employment of a grantee who is a Disabled Grantee is voluntarily terminated with the consent of the Corporation or a Subsidiary, any then outstanding stock option held by such grantee shall be exercisable by the grantee in full (whether or not so exercisable by the grantee immediately prior to the termination of employment) by the grantee at any time prior to the expiration date of such stock option or within one year after the date of termination of employment, whichever is the shorter period;

             (vi) Following the death of a grantee during employment or during service as the Chairman, any outstanding stock option held by the grantee at the time of death shall be exercisable in full (whether or not so exercisable by the grantee immediately prior to the death of the grantee) by the person entitled to do so under the Will of the grantee, or, if the grantee shall fail to make testamentary disposition of the stock option or shall die intestate, by the legal representative of the grantee at any time prior to the expiration date of such stock option or within one year after the date of death, whichever is the shorter period;

             (vii) Following the death of a grantee after termination of employment or after ceasing to be the Chairman and during a period when a stock option is exercisable, any outstanding stock option held by the grantee at the time of death shall be exercisable by such person entitled to do so under the Will of the grantee or by such legal representative (but only to the extent the stock option was exercisable by the grantee immediately prior to the death of the grantee) at any time prior to the expiration date of such stock option or within one year after the date of death, whichever is the shorter period; and

             (viii) Unless the exercise period of a stock option following termination of employment has been extended as provided in Section 8(C), if the employment of a grantee terminates for any reason other than voluntary termination with the consent of the Corporation or a Subsidiary, retirement under any retirement plan of the Corporation or a Subsidiary or death, all outstanding stock options held by the grantee at the time of such termination of employment shall automatically terminate.

Whether termination of employment is a voluntary termination with the consent of the Corporation or a Subsidiary and whether a grantee is a Disabled Grantee shall be determined in each case, in its discretion, by the Committee and any such determination by the Committee shall be final and binding.

          (G) If a grantee of a stock option engages in the operation or management of a business (whether as owner, partner, officer, director, employee or otherwise and whether during or after termination of employment or service as the Chairman) which is in competition with the Corporation or any of its Subsidiaries, the Committee, in its discretion, may immediately terminate all outstanding stock options held by the grantee; provided, however, that this sentence shall not apply if the exercise period of a stock option following termination of employment has been extended as provided in
     Section 8(C). Whether a grantee has engaged in the operation or management of a business which is in competition with the Corporation or any of its Subsidiaries shall be determined in each case, in its discretion, by the Committee, and any such determination by the Committee shall be final and binding.

          (H) All stock options and alternative stock appreciation rights shall be confirmed by an agreement, or an amendment thereto, which shall be executed on behalf of the Corporation by the Chief Executive Officer (if other than the President), the President or any Vice President and by the grantee. The agreement confirming a stock option shall specify whether the stock option is an incentive stock option or a nonstatutory stock option. The provisions of such agreements, or amendments thereto, need not be identical.

          (I) Fair market value of the Common Stock shall be the mean between the following prices, as applicable, for the date as of which fair market value is to be determined as quoted in The Wall Street Journal (or in such other reliable publication as the Committee, in its discretion, may determine to rely upon): (i) if the Common Stock is listed on the New York Stock Exchange, the highest and lowest sales prices per share of the Common Stock as quoted in the NYSE-Composite Transactions listing for such date,
     (ii) if the Common Stock is not listed on such exchange, the highest and lowest sales prices per share of Common Stock for such date on (or on any composite index including) the principal United States securities exchange registered under the 1934 Act on which the Common Stock is listed or (iii) if the Common Stock is not listed on any such exchange, the highest and lowest sales prices per share of the Common Stock for such date on the National Association of Securities Dealers Automated Quotations System or any successor system then in use ("NASDAQ"). If there are no such sale price quotations for the date as of which fair market value is to be determined but there are such sale price quotations within a reasonable period both before and after such date, then fair market value shall be determined by taking a weighted average of the means between the highest and lowest sales prices per share of the Common Stock as so quoted on the nearest date before and the nearest date after the date as of which fair market value is to be determined. The average should be weighted inversely by the respective numbers of trading between the selling dates and the date as of which fair market value is to be determined. If there are no such sale price quotations on or within a reasonable period both before and after the date as of which fair market value is to be determined, then fair market value of the Common Stock shall be the mean between the bona fide bid and asked prices per share of Common Stock as so quoted for such date on NASDAQ, or if none, the weighted average of the means between such bona fide bid and asked prices on the nearest trading date before and the nearest trading date after the date as of which fair market value is to be determined, if both such dates are within a reasonable period. The average is to be determined in the manner described above in this Section 5(I). If the fair market value of the Common Stock cannot be determined on any basis previously set forth in this Section 5(I) for the date as of which fair market value is to be determined, the Committee shall in good faith determine the fair market value of the Common Stock on such date. Fair market value shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse.

          (J) The obligation of the Corporation to issue shares of the Common Stock under the Plan shall be subject to (i) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to such shares, if deemed necessary or appropriate by counsel for the Corporation, (ii) the condition that the shares shall have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange, if any, on which the Common Stock may then be listed and (iii) all other applicable laws, regulations, rules and orders which may then be in effect.

          (K) Notwithstanding any other provision of this Section 5 or any other provision of the Plan or any agreement referred to in Section 5(H) or an amendment thereto, if the J&L Specialty Steel, Inc. Capital Accumulation Plan or any similar or successor plan with respect to the Corporation or its Subsidiaries provides for hardship withdrawals under Treasury Regulation sec.1.401(k)l(d)(2)(iii)(B), any grantee who has made such a hardship withdrawal shall be prohibited, for a period of twelve (12) months following such hardship withdrawal, from exercising any stock option under the Plan in such a manner and to the extent that the exercise of such stock option would result in an elective contribution or an employee contribution to an employer plan within the meaning of Treasury Regulation sec.1.401(k)- l(d)(2)(iii)(B)(3) or any successor regulation thereto.

     Subject to the foregoing provisions of this Section 5 and the other provisions of the Plan, stock options and alternative stock appreciation rights granted under the Plan shall be subject to such restrictions and other terms and conditions, if any, as shall be determined, in its discretion, by the Committee and set forth in the agreement referred to in Section 5(H), or an amendment thereto.

                                   SECTION 6

                TERMS AND CONDITIONS OF RESTRICTED SHARE AWARDS

     Restricted share awards shall be evidenced by a written agreement in a form prescribed by the Committee, in its discretion, which shall set forth the number of shares of Common Stock awarded, the restrictions imposed thereon (including, without limitation, restrictions on the right of the grantee to sell, assign, transfer or encumber such shares while such shares are subject to other restrictions imposed under this Section 6), the duration of such restrictions, events (which may, in the discretion of the Committee, include performance-based events) the occurrence of which would cause a forfeiture of the restricted shares and such other terms and conditions as the Committee in its discretion deems appropriate. Restricted share awards shall be effective only upon execution of the applicable restricted share agreement on behalf of the Corporation by the Chairman or the Chief Executive Officer and by the grantee. The provisions of such agreements need not be identical. Awards of restricted shares shall be effective on the date determined, in its discretion, by the Committee.

     Following a restricted share award and prior to the lapse or termination of the applicable restrictions, the share certificates representing the restricted shares shall be held by the Corporation in escrow together with related stock powers in blank signed by the grantee. Except as provided in Section 7, the Committee, in its discretion, may determine that dividends and other distributions on the shares held in escrow shall not be paid to the grantee until the lapse or termination of the applicable restrictions. Unless otherwise provided, in its discretion, by the Committee, any such dividends or other distributions shall not bear interest. Upon the lapse or termination of the applicable restrictions (and not before such time), the share certificates representing the restricted shares and unpaid dividends, if any, shall be delivered to the awardee. From the date a restricted share award is effective, the grantee shall be a shareholder with respect to all the shares represented by the share certificates for the restricted shares and shall have all the rights of a shareholder with respect to the restricted shares, including the right to vote the restricted shares and to receive all dividends and other distributions paid with respect to the restricted shares, subject only to the preceding provisions of this paragraph and the other restrictions imposed by the Committee.

                                   SECTION 7

                     ADJUSTMENT AND SUBSTITUTION OF SHARES

     If a dividend or other distribution shall be declared upon the Common Stock payable in shares of the Common Stock, the number of shares of the Common Stock subject to any outstanding stock options, the number of shares of the Common Stock which may be issued under the Plan but are not subject to outstanding stock options and the maximum number of shares as to which stock options may be granted and as to which restricted shares may be awarded to any Eligible Person under Section 7, on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution, shall be adjusted by adding thereto the number of shares of the Common Stock which would have been distributable thereon if such shares had been outstanding on such date.

     If the outstanding shares of the Common Stock shall be changed into or exchangeable for a different number or kind of shares of stock or other securities of the Corporation or another corporation, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each share of the Common Stock subject to any then outstanding stock option, and for each share of the Common Stock which may be issued under the Plan but which is not then subject to any outstanding stock option, the number and kind of shares of stock or other securities into which each outstanding share of the Common Stock shall be so changed or for which each such share shall be exchangeable. Unless otherwise determined by the Committee, in its discretion, any such stock or securities, as well as any cash or other property, into or for which any restricted shares held in escrow shall be changed or exchangeable in any transaction, shall also be held by the Corporation in escrow and shall be subject to the same restrictions as are applicable to the restricted shares in respect of which such stock, securities, cash or other property was issued or distributed.

     In case of any adjustment or substitution as provided for in this Section 7, the aggregate option price for all shares subject to each then outstanding stock option prior to such adjustment or substitution shall be the aggregate option price for all shares of stock or other securities (including any fraction) to which such shares shall have been adjusted or which shall have been substituted for such shares. Any new option price per share shall be carried to at least three decimal places with the last decimal place rounded upwards to the nearest whole number.

     If the outstanding shares of the Common Stock shall be changed in value by reason of any spin-off, split-off or split-up, or dividend in partial liquidation, dividend in property other than cash or extraordinary distribution to holders of the Common Stock, (i) the Committee shall make any adjustments to any then outstanding stock option which it determines are equitably required to prevent dilution or enlargement of the rights of grantees which would otherwise result from any such transaction and (ii) unless otherwise determined by the Committee, in its discretion, any stock, securities, cash or other property distributed with respect to any restricted shares held in escrow or for which any restricted shares held in escrow shall be exchanged in any such transaction shall also be held by the Corporation in escrow and shall be subject to the same restrictions as are applicable to the restricted shares in respect of which such stock, securities, cash or other property was distributed or exchanged.

     No adjustment or substitution provided for in this Section 7 shall require the Corporation to issue or sell a fraction of a share or other security. Accordingly, all fractional shares or other securities which result from any such adjustment or substitution shall be eliminated and not carried forward to any subsequent adjustment or substitution. Owners of restricted shares held in escrow shall be treated in the same manner as owners of Common Stock not held in escrow with respect to fractional shares created by an adjustment or substitution of shares, except that, unless otherwise determined by the Committee, in its discretion, any cash or other property paid in lieu of a fractional share shall be subject to restrictions similar to those applicable to the restricted shares exchanged therefor.

     If any adjustment or substitution provided for in this Section 7 requires the approval of stockholders in order to enable the Corporation to grant incentive stock options, then no such adjustment or substitution shall be made without the required stockholder approval. Notwithstanding the foregoing, in the case of incentive stock options, if the effect of any such adjustment or substitution would be to cause the stock option to fail to continue to qualify as an incentive stock option or to cause a modification, extension or renewal of such stock option within the meaning of Section 424 of the Code, the Committee may elect that such adjustment or substitution not be made but rather shall use reasonable efforts to effect such other adjustment of each then outstanding stock option as the Committee, in its discretion, shall deem equitable and which will not result in any disqualification, modification, extension or renewal (within the meaning of Section 424 of the Code) of the incentive stock option.

     Except as provided in this Section 7, a grantee shall have no rights by reason of any issue by the Corporation of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

                                   SECTION 8

                      ADDITIONAL RIGHTS IN CERTAIN EVENTS

(A) DEFINITIONS.

     For purposes of this Section 8, the following terms shall have the following meanings:

     (1) The term "Person" shall be used as that term is used in Sections 13(d) and 14(d) of the 1934 Act as in effect on the effective date of the Plan.

     (2) Beneficial Ownership shall be determined as provided in Rule 13d-3 under the 1934 Act as in effect on the effective date of the Plan.

     (3) "Voting Shares" shall mean all securities of a company entitling the holders thereof to vote in an annual election of Directors (without consideration of the rights of any class of stock other than the Common Stock to elect Directors by a separate class vote); and a specified percentage of "Voting Power" of a company shall mean such number of the Voting Shares as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors (without consideration of the rights of any class of stock other than the Common Stock to elect Directors by a separate class vote).

     (4) "Tender Offer" shall mean a tender offer or exchange offer to acquire securities of the Corporation (other than such an offer made by the Corporation or any Subsidiary), whether or not such offer is approved or opposed by the Board.

     (5) "Section 8 Event" shall mean the date upon which any of the following events occurs:

          (a) The Corporation acquires actual knowledge that any Person other than the Corporation, a Subsidiary or any employee benefit plan(s) sponsored by the Corporation or a Subsidiary has acquired the Beneficial Ownership, directly or indirectly, of securities of the Corporation entitling such Person to 20% or more of the Voting Power of the Corporation;

          (b) A Tender Offer is made to acquire securities of the Corporation entitling the holders thereof to 20% or more of the Voting Power of the Corporation; or

          (c) A solicitation subject to Rule 14a-11 under the 1934 Act (or any successor Rule) relating to the election or removal of 50% or more of the members of any class of the Board shall be made by any person other than the Corporation; or

          (d) The stockholders of the Corporation shall approve a merger, consolidation, share exchange, division or sale or other disposition of assets of the Corporation as a result of which the stockholders of the Corporation immediately prior to such transaction shall not hold, directly or indirectly, immediately following such transaction a majority of the Voting Power of (i) in the case of a merger or consolidation, the surviving or resulting corporation, (ii) in the case of a share exchange, the acquiring corporation or (iii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the transaction, holds more than 10% of the consolidated assets of the Corporation immediately prior to the transaction; provided, however, that (i) if securities beneficially owned by a grantee are included in determining the Beneficial Ownership of a Person referred to in paragraph 5(a), (ii) a grantee is required to be named pursuant to Item 2 of the Schedule 14D-1 (or any similar successor filing requirement) required to be filed by the bidder making a Tender Offer referred to in paragraph 5(b) or (iii) if a grantee is a "participant" as defined in Instruction 3 to Item 4 of Schedule 14A under the 1934 Act (or any successor Rule) in a solicitation (other than a solicitation by the Corporation) referred to in paragraph 5(c), then no
     Section 8 Event with respect to such grantee shall be deemed to have occurred by reason of such event.

(B) ACCELERATION OF THE EXERCISE DATE OF STOCK OPTIONS.

     Subject to the provisions of Section 4 in the case of incentive stock options, unless the agreement referred to in Section 5(H), or an amendment thereto, shall otherwise provide, notwithstanding any other provision contained in the Plan, in case any "Section 8 Event" occurs all outstanding stock options (other than those held by a person referred to in the proviso to Section 8(A)(5)) shall become immediately and fully exercisable whether or not otherwise exercisable by their terms.

(C) EXTENSION OF THE EXPIRATION DATE OF STOCK OPTIONS.

     Subject to the provisions of Section 4 in the case of incentive stock options, unless the agreement referred to in Section 5(H), or an amendment thereto, shall otherwise provide, notwithstanding any other provision contained in the Plan, all stock options held by a grantee (other than a grantee referred to in the proviso to

Section 8(A)(5)) whose employment with the Corporation or a Subsidiary terminates within one year of any Section 8 Event for any reason other than voluntary termination with the consent of the Corporation or a Subsidiary, retirement under any retirement plan of the Corporation or a Subsidiary or death shall be exercisable for a period of ninety (90) days from the date of such termination of employment, but in no event after the expiration date of the stock option.

(D) LAPSE OF RESTRICTIONS ON RESTRICTED SHARE AWARDS.

     Unless the agreement referred to in Section 6, or an amendment thereto, shall otherwise provide, notwithstanding any other provision contained in the Plan, if any Section 8 Event occurs prior to the scheduled lapse of all restrictions applicable to restricted share awards under the Plan, all such restrictions shall lapse upon the occurrence of any such Section 8 Event regardless of the scheduled lapse of such restrictions.

                                   SECTION 9

           EFFECT OF THE PLAN ON THE RIGHTS OF EMPLOYEES AND EMPLOYER

     Neither the adoption of the Plan nor any action of the Board or the Committee pursuant to the Plan shall be deemed to give any Eligible Person any right to be granted a stock option (with or without alternative stock appreciation rights) or to be awarded restricted shares under the Plan. Nothing in the Plan, in any stock option or alternative stock appreciation rights granted under the Plan in any restricted share award under the Plan or in any agreement providing for any of the foregoing shall (i) confer any right to any Eligible Person to continue in the employ of the Corporation or any Subsidiary or service of the Corporation, or (ii) interfere in any way with the rights of the Corporation or any Subsidiary to terminate the employment of any Employee at any time or (iii) interfere in any way with the rights of the shareholders of the Corporation or the Board to elect or remove the Chairman.

                                   SECTION 10

                                  WITHHOLDING

     To the extent required by applicable Federal, state, local or foreign law, the person exercising the stock option or alternative stock appreciation right shall make arrangements satisfactory to the Corporation, in its discretion, for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Corporation shall not be required to issue any Common Stock or make any cash payment under the Plan until such obligations are satisfied.

                                   SECTION 11

                            AMENDMENT OR TERMINATION

     The right to alter and amend the Plan at any time and from time to time and the right to revoke or terminate the Plan are hereby specifically reserved to the Board; provided that no such alteration or amendment of the Plan shall, without stockholder approval, (i) increase the number of shares which may be issued under the Plan as set forth in Section 3, (ii) make any changes in the class of employees eligible to receive incentive stock options under the Plan,
(iii) increase the maximum number of shares subject to a stock option or stock options that may be granted and as to which restricted shares may be awarded to any Eligible Person under Section 4 of the Plan or (iv) be made if shareholder approval of the amendment is at the time required to qualify for exemption from Section 16(b) of the 1934 Act or any stock exchange on which the Common Stock may be listed. No alteration, amendment, revocation or termination of the Plan shall, without the written consent of the holder of a stock option or alternative stock appreciation rights or restricted shares theretofore granted or awarded under the Plan, adversely affect the rights of such holder with respect thereto.

                                   SECTION 12

                      EFFECTIVE DATE AND DURATION OF PLAN

     The effective date and date of adoption of the Plan shall be October 26, 1993 and the effective date of the amendment and restatement of the Plan adopted by the Board on March 4, 1997 shall be effective June 10, 1997, provided that such amendment and restatement is approved by a majority of the votes cast at a meeting of the shareholders of the Corporation, duly called, convened and held. No stock option or alternative stock appreciation rights may be granted and no restricted shares may be awarded under the Plan subsequent to March 3, 2007.

ATTEST:

By

------------------------------------------------------
                                   Secretary

J&L SPECIALTY STEEL, INC.

By

------------------------------------------------------
                                   C.F. Kronk
                               Vice Chairman and
                            Chief Executive Officer

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

                                                            Please mark
                                                           your vote as   [ X ]
                                                           indicated in
                                                           this example

1. ELECTION OF DIRECTORS                        Nominees: for Term Expiring at the Annual Meeting of
                                                     Shareholders in 2000:
     FOR all nominees          WITHHOLD              PIERRE F. DE RAVEL D'ESCLAPON, ROBERT HUDRY,
   listed to the right        AUTHORITY              MICHEL J. LONGCHAMPT AND JOHN J. SHEEHAN
        (except as          to vote for all
       noted to the         nominees listed     (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
         contrary)           to the right       INDIVIDUAL NOMINEE OR NOMINEES, WRITE THAT NOMINEE'S
                                                NAME IN THE SPACE PROVIDED BELOW.)
          [   ]                  [   ]
                                                ---------------------------------------------------

                                                ---------------------------------------------------


2. RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

          FOR            AGAINST          ABSTAIN

         [   ]            [   ]            [   ]


3. APPROVAL OF AMENDMENT AND RESTATEMENT OF 1993 STOCK INCENTIVE PLAN.

          FOR            AGAINST          ABSTAIN

         [   ]            [   ]            [   ]


IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Please sign exactly as your name(s) appear(s) to the left. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Signature(s)                   Signature(s)                Date:         ,  1997
            ------------------             ---------------       --------

                           J&L SPECIALTY STEEL, INC.
                                 ONE PPG PLACE
                                   18TH FLOOR
                                    BOX 3373
                           PITTSBURGH, PA 15230-3373

                  SOLICITED BY THE BOARD OF DIRECTORS FOR THE
           ANNUAL MEETING OF SHAREHOLDERS, JUNE 10, 1997, 10:00 A.M.

     Claude F. Kronk and Kirk F. Vincent, and each of them acting individually, are hereby appointed as proxies with full power of substitution, to vote the shares of the shareholder(s) named on the reverse side hereof at the Annual Meeting of Shareholders of J&L Specialty Steel, Inc. to be held at The Pittsburgh Hilton and Towers, 600 Commonwealth Place, Pittsburgh, Pennsylvania, on June 10, 1997 at 10:00 A.M., and at any adjournment thereof, as directed hereon, and in his discretion to vote and act upon any other matters as may properly come before the Annual Meeting.

     The undersigned shareholder hereby also revokes all previous proxies for the Annual Meeting, acknowledges receipt of the Annual Report to shareholders and the Notice of Annual Meeting and Proxy Statement, dated March 27, 1997 and hereby ratifies all that the said proxies may do by virtue hereof.

                          (Continued, on Reverse Side)

                              FOLD AND DETACH HERE